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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment _____)*

                       ANALYSTS INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    032681108
                  ---------------------------------------------
                                 (CUSIP Number)



                                October 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 pages

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  -------------------                                        -----------------
  CUSIP NO. 032681108                   13G                  Page 2 of 8 Pages
  -------------------                                        -----------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wagner Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,449,200
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,449,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,449,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
       10.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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  -------------------                                        -----------------
  CUSIP NO. 032681108                     13G                Page 3 of 8 Pages
  -------------------                                        -----------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,449,200
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,449,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,449,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)              Name of Issuer:

                                Analysts International Corporation


Item 1(b)              Address of Issuer's Principal Executive Offices:

                                3601 West 76/th/ Street
                                Minneapolis, MN 55435


Item 2(a)              Name of Person Filing:

                                Liberty Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of
                                   WAM ("WAM GP")


Item 2(b)              Address of Principal Business Office:

                                WAM and WAM GP are located at:

                                227 West Monroe Street, Suite 3000
                                Chicago, Illinois 60606


Item 2(c)              Citizenship:

                                WAM is a Delaware limited partnership; WAM
                                GP is a Delaware corporation.

Item 2(d)              Title of Class of Securities:

                                Common Stock

Item 2(e)              CUSIP Number:

                                032681108

Item 3                 Type of Person:

                                (e)     WAM is an Investment Adviser
                                        registered under section 203 of the
                                        Investment Advisers Act of 1940; WAM
                                        GP is the General Partner of the
                                        Investment Adviser.

Item 4                 Ownership (at October 31, 2001):

                                (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                        2,449,200

                                (b)     Percent of class:

                                        10.1% (based on 24,195,651 shares
                                        outstanding as of July 31, 2001)

                                Page 4 of 8 pages

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                                  (c)   Number of shares as to which such
                                        person has:

                                              (i)   sole power to vote or to
                                                    direct the vote:  none

                                             (ii)   shared power to vote or to
                                                    direct the vote: 2,449,200

                                            (iii)   sole power to dispose or
                                                    to direct the disposition
                                                    of:  none

                                             (iv)   shared power to dispose or
                                                    to direct disposition of:
                                                    2,449,200


Item 5                   Ownership of Five Percent or Less of a Class:

                                  Not Applicable

Item 6                   Ownership of More than Five Percent on Behalf of
                         Another Person:

                                  The shares reported herein have been
                                  acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                  Not Applicable

Item 8                   Identification and Classification of Members of the
                         Group:

                                  Not Applicable

Item 9                   Notice of Dissolution of Group:

                                  Not Applicable

Item 10                  Certification:

                                  By signing below I certify that, to the best
                         of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 5 of 8 pages

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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 5, 2001


                   The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                   Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By: /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary


                                Page 6 of 8 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of November 5, 2001 by and among Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                                Page 7 of 8 pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                    Dated:  November 5, 2001


                                   WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                   By: /s/ Bruce H. Lauer
                                       ---------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                                Page 8 of 8 pages